EXHIBIT 99.1

Marlin Announces Hiring of CFO

          MOUNT LAUREL, N.J., June 5 /PRNewswire-FirstCall/ -- Marlin Business Services Corp. (Nasdaq: MRLN) today announced it has named Lynne C. Wilson as Senior Vice President and Chief Financial Officer.  Ms. Wilson will also serve as the company’s Principal Financial Officer.

          “We’re delighted to have Lynne join us.  Her broad-based financial services knowledge and experience will support Marlin in many ways as the company continues to grow,” says Daniel P. Dyer, Chairman and CEO of Marlin Business Services Corp.

          Prior to joining Marlin, Lynne had spent seven years with General Electric Company, and most recently held the position of Manager of Finance, Strategic Marketing, for GE Equipment Services - TFS/Modular Space.  In addition, Lynne served as Global Controller for GE Commercial Finance - Fleet Services.  Prior to joining GE, Lynne held senior financial positions at Bank One Corporation and Fleet National Bank of NY/Northeast Savings, where she served as Senior Vice President, Controller and Principal Accounting Officer.  Lynne started her career at Ernst & Young International and is a licensed certified public accountant (inactive status).

          About Marlin Business Services Corp.
          Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses.  The Company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as “small-ticket” leasing (i.e. leasing transactions less than $250,000).  The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003.  In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City.  For more information, visit http://www.marlincorp.com or call toll-free at (888) 479-9111.

SOURCE  Marlin Business Services Corp.
          -0-                                             06/05/2006
          /CONTACT:  Daniel P. Dyer, Chairman & CEO, Marlin Business Services Corp., +1-888-479-9111, ext. 4110/
          /First Call Analyst: /
          /FCMN Contact: gpelose@marlinleasing.com /
          /Web site:  http://www.marlincorp.com /